ELITE PHARMACEUTICALS SIGNS AN AGREEMENT WITH A PRIVATE
HONG KONG-BASED COMPANY TO DEVELOP A PRESCRIPTION

PHARMACEUTICAL PRODUCT IN THE US

NORTHVALE, N.J. – March 22, 2012 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced that it has entered into an agreement to develop for a private Hong Kong-based company (the “Customer”) a branded prescription pharmaceutical product.

Under the terms of the agreement, the Customer will provide the formulation for the product and Elite will undertake a developmental program for the product. The Customer shall be responsible for the filing of the New Drug Application (“NDA”) for the finished product and the NDA will be filed under the Customer’s name. Upon approval of the NDA, Elite will retain certain rights to manufacture the product. The Customer will be responsible for the marketing and sales of the final product. The Customer will pay Elite milestone payments for the development work.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has four ANDA products partnered with a sales and marketing partner; two ANDA’s have launched, one ANDA is in the process of a manufacturing site transfer and an additional ANDA is currently under review by the FDA. Elite’s lead pipeline products include a once-daily abuse resistant opioid, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com